UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT
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TEXAS CAPITAL BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)
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April 9, 2008

Dear TCBI Shareholder:

I am pleased to present your Company’s 2007 annual report. Additionally, earnings releases, performance information and corporate governance may be found in the investor section of the Company’s website at www.texascapitalbank.com.

I would also like to invite you to attend the Annual Meeting of Shareholders of Texas Capital Bancshares, Inc., the holding company for Texas Capital Bank, National Association:

Monday, May 19, 2008
10:00 a.m.
2100 McKinney Avenue, 9th Floor
Dallas, Texas 75201
214.932.6600

The attached Notice of Annual Shareholders’ Meeting describes the formal business to be transacted at the Annual Meeting. Certain directors and officers will be present at the meeting and will be available to answer any questions you may have.

On behalf of the board of directors and all the employees of Texas Capital Bancshares, Inc., and its operating entities, thank you for your continued support.

Sincerely,

Joseph M. Grant
Chairman and Chief Executive Officer

TEXAS CAPITAL BANCSHARES, INC.
2100 McKinney Avenue
9th Floor
Dallas, Texas 75201
NOTICE OF ANNUAL STOCKHOLDERS’ MEETING
To be held May 19, 2008

NOTICE IS HEREBY GIVEN that the annual stockholders’ meeting (the “Annual Meeting”) of Texas Capital Bancshares, Inc. (the “Company”), a Delaware corporation, and the holding company for Texas Capital Bank, National Association, will be on Monday, May 19, 2008, at 10:00 a.m. at the offices of the Company located at 2100 McKinney Avenue, 9th Floor, Dallas, Texas 75201.

In accordance with rules and regulations recently adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders on the Internet. You will not receive a printed copy of the proxy materials, unless specifically requested. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet.

The Annual Meeting is for the purpose of considering and voting upon the following matters:

1.	election of twelve (12) directors for terms of one year each or until their successors are elected and qualified, and

2.	to transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Information about the matters to be acted upon at the Annual Meeting is set forth in the accompanying proxy statement.

Stockholders of record at the close of business on March 31, 2008 are the only stockholders entitled to notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether you expect to attend the Annual Meeting or not, please vote your shares as set forth in the Notice of Internet Availability of Proxy Materials. If you attend the Annual Meeting, you may vote your shares in person, even though you have previously voted your proxy on the Internet.

By order of the board of directors,

Joseph M. Grant
Chairman and Chief Executive Officer

April 9, 2008
Dallas, Texas

PROXY STATEMENT

TEXAS CAPITAL BANCSHARES, INC.
2100 McKinney Avenue
9th Floor
Dallas, Texas 75201

PROXY STATEMENT
FOR THE ANNUAL STOCKHOLDERS’ MEETING
ON MAY 19, 2008

MEETING INFORMATION

This proxy statement is being furnished to the stockholders of Texas Capital Bancshares, Inc. (the “Company”) on or about April 9, 2008, in connection with the solicitation of proxies by the board of directors to be voted at the annual stockholders’ meeting (the “Annual Meeting”). The Annual Meeting will be held on May 19, 2008, at 10:00 a.m. at the offices of the Company located at 2100 McKinney, 9th Floor, Dallas, Texas 75201. The Company is the parent corporation of Texas Capital Bank, National Association (the “Bank”).

In accordance with rules and regulations recently adopted by the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders on the Internet. You will not receive a printed copy of the proxy materials, unless specifically requested. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet.

The purpose of the Annual Meeting is to consider and vote upon:

1.	election of twelve (12) directors for terms of one year each or until their successors are elected and qualified, and

2.	to transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

RECORD DATE AND VOTING SECURITIES

You are entitled to one vote for each share of voting common stock you own.

Only those stockholders that owned shares of the Company’s voting common stock on March 31, 2008, the record date established by the board of directors, will be entitled to vote at the Annual Meeting. At the close of business on the record date, there were 26,631,763 shares of voting common stock outstanding held by 432 identified holders.

QUORUM AND VOTING

In order to have a quorum to transact business at the Annual Meeting, at least a majority of the total number of issued and outstanding shares of common stock must be present at the Annual Meeting, in person or by proxy. If there are not sufficient votes for a quorum or to approve any proposal at the time of the Annual Meeting, the board of directors may postpone or adjourn the Annual Meeting in order to permit the further solicitation of proxies. Abstentions and broker non-votes will be counted toward a quorum but will not be counted in the votes for each of the proposals presented at the Annual Meeting. Assuming a quorum is present, abstentions and broker non-votes will have no effect on the election of directors. A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. A broker will have discretionary voting power with respect to both proposals set forth herein.

SOLICITATION AND VOTING OF PROXIES

It is important that you are represented by proxy or are present in person at the Annual Meeting. The Company requests that you vote your shares by following the instructions as set forth in the Notice of Internet Availability of Proxy Materials. Your proxy will be voted in accordance with the directions you provide.

Other than the election of twelve (12) directors, the Company is not aware of any additional matters that will be presented for consideration at the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, your proxy will be voted in the discretion of the proxy holder.

You may revoke your proxy at any time prior to its exercise by:

1.	filing a written notice of revocation with the secretary of the Company,

2.	delivering to the Company a duly executed proxy bearing a later date, or

3.	attending the Annual Meeting, filing a notice of revocation with the secretary and voting in person.

A plurality of the votes cast in person or by proxy by the holders of voting common stock is required to elect a director. The 12 nominees receiving a plurality of votes cast by the holders of voting common stock will be elected as directors. Abstentions and broker non-votes will have no effect on the outcome of the election of directors, assuming a quorum is present or represented by proxy at the Annual Meeting. There will be no cumulative voting in the election of directors.

The Company’s board of directors is making this solicitation and the Company will pay the costs of this proxy solicitation. The directors, officers and regular employees of the Company and the Bank may also solicit proxies by telephone or in person but will not be paid additional compensation to do so.

PROPOSALS FOR STOCKHOLDER ACTION

Election of Directors

The Company currently has thirteen (13) directors on the board of directors. Twelve (12) of the directors are seeking re-election, with one director position remaining vacant. Directors serve a one-year term or until their successors are elected and qualified. All of the nominees below currently serve as a director and have indicated their willingness to continue to serve as a director if elected. However, if any of the nominees is unable or declines to serve for any reason, your proxy will be voted for the election of a substitute nominee selected by the proxy holders.

Nominees

At the Annual Meeting, the stockholders will elect twelve (12) directors. The board of directors recommends a vote FOR each of the nominees set forth below:

Name	Age	Position

Joseph M. (Jody) Grant	69	Director; Chairman, Chief Executive Officer
George F. Jones, Jr.	64	Director; President; President and Chief Executive Officer of Texas Capital Bank, N.A.
Peter B. Bartholow	59	Director; Chief Financial Officer
Frederick B. Hegi, Jr.	64	Director
Larry L. Helm	60	Director
J. R. Holland, Jr.	64	Director
W. W. McAllister III	66	Director
Lee Roy Mitchell	71	Director
Steven P. Rosenberg	49	Director
John C. Snyder	66	Director
Robert W. Stallings	58	Director
Ian J. Turpin	63	Director

Joseph M. (Jody) Grant has been the Chairman of the Board and Chief Executive Officer since the Company commenced operations in 1998. In addition, he currently serves as the Chairman of the Board of the Bank. Prior to co-founding the Company, Mr. Grant served as Executive Vice President, Chief Financial Officer and a member of the board of directors of Electronic Data Systems Corporation from 1990 to March 1998. From 1986 to 1989, Mr. Grant had served as the Chairman and Chief Executive Officer of Texas American Bancshares, Inc.

George F. Jones, Jr. has served as the Chief Executive Officer and President of the Bank since its inception in December 1998. Mr. Jones was also a founder of Resource Bank, the predecessor bank. From 1993 until 1995, Mr. Jones served as an Executive Vice President of Comerica Bank, which acquired NorthPark National Bank in 1993. From 1986 until Comerica’s acquisition of NorthPark in 1993, Mr. Jones served as either NorthPark’s President or President and Chief Executive Officer.

Peter B. Bartholow has served as the Chief Financial Officer since October 6, 2003. Mr. Bartholow had served as a Managing Partner with Hat Creek Partners, a Dallas, Texas private equity firm from January 1999 to October 2003. Prior to joining Hat Creek Partners, he was Vice President of Corporate Finance of EDS and also served on A.T. Kearney’s board of directors during that time.

Frederick B. Hegi, Jr. has been a director since June 1999. He has been a partner of Wingate Partners, an investment company, since he co-founded it in 1987. Mr. Hegi currently serves as Chairman of the board of directors of United Stationers, Inc. and as a director of Drew Industries Incorporated.

Larry L. Helm has been a director since January 2006.  He currently serves as executive vice president-finance and administration of Houston-based Petrohawk Energy Corporation, a company engaged in the acquisition, development, production and exploration of natural gas and oil properties located in North America. Prior to joining Petrohawk, Mr. Helm spent 14 years with Bank One, most notably as Chairman and CEO of Bank One Dallas.

J. R. Holland, Jr. has been a director since June 1999. He has served as the President and Chief Executive Officer of Unity Hunt, Inc., a diversified holding company, since 1991. He has also served as Chief Trustee of the Lamar Hunt Trust Estate since 1991. Mr. Holland currently serves on the board of directors of Placid Holding Company and International Surface Preparation Corporation.

W. W. McAllister III has been a director since June 1999. He served as Chairman of the Texas Insurance Agency Group of Companies, a group of affiliated property and casualty insurance agencies, from 1992 until his retirement in March 2002.

Lee Roy Mitchell has served as a director since June 1999. He has served as Chairman of the board of directors and Chief Executive Officer of Cinemark USA, Inc., a movie theater operations company, since 1985.

Steven P. Rosenberg has served as a director since September 2001. He is President of SPR Ventures, Inc., a private investment company, and President of SPR Packaging LLC, a manufacturer of flexible packaging for the food industry. He was a director of Texas Capital Bank from 1999 to September 2001.

John C. Snyder has served as a director since June 1999. He has also served as Chairman of Snyder Operating Company LLC, an investment company, since June 2000. From 1977 to 1999, Mr. Snyder served as Chairman of the board of directors and Chief Executive Officer of Snyder Oil Corporation, an energy exploration and production company. In 1999, Snyder Oil Corporation was merged into Santa Fe Snyder Corporation, an energy exploration and production company, where Mr. Snyder served as Chairman of the board of directors through June 2000 when it was merged into Devon Energy Corporation. He also currently serves as a director of SOCO International plc, a UK oil and gas exploration company and advisory director of 4-D Global Energy, a French private equity company, focused on international energy investments.

Robert W. Stallings has served as a director since August 2001. He has also served as Chairman of the board of directors and Chief Executive Officer of Stallings Capital Group, an investment company, since March 2001. From 1991 to 2001, Mr. Stallings served as Chief Executive Officer of Pilgrim Capital Group, an investment company. He is currently Executive Chairman of the Board of Gainsco, Inc.

Ian J. Turpin has been a director since May 2001.  Since 1992, he has served as President and director of The LBJ Holding Company and various companies affiliated with the family of the late President of the United States, Lyndon B. Johnson, which are involved in radio, real estate, private equity investments and managing diversified investment portfolios.

The board of directors recommends a vote FOR the election of each of the nominees.

Other Matters

The Company does not currently know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, the proxy holders will vote your proxy in their discretion on such matters.

BOARD AND COMMITTEE MATTERS

Board of Directors

The business affairs of the Company are managed under the direction of the board of directors. The board of directors meets on a regularly scheduled basis during the fiscal year of the Company to review significant developments affecting the Company and to act on matters requiring approval by the board of directors. It also holds special meetings as required from time to time when important matters arise, requiring action between scheduled meetings. The board of directors had six regularly scheduled meetings and one special meeting during the 2007 fiscal year. Each of the Company’s directors participated in at least 75% of the meetings of the board of directors and the committees of the board on which he served during 2007.

Director Independence

The board of directors has determined that each director other than Joseph M. Grant, George F. Jones, Jr., and Peter B. Bartholow qualifies as an “Independent Director” as defined in the Nasdaq Stock Market listing standards and as further defined by recent statutory and rule changes.

Committees of the Board of Directors and Meeting Attendance

The board of directors had three standing committees during 2007.

•	Governance and Nominating Committee. The Governance and Nominating Committee has the power to act on behalf of the board of directors and to direct and manage the business and affairs of the Company whenever the board of directors is not in session. Governance and Nominating Committee members are J. R. Holland, Jr. (Chairman), Frederick B. Hegi, Jr., and Robert W. Stallings. The Committee evaluates and recommends candidates for election as directors, makes recommendations concerning the size and composition of the board of directors, develops and implements the Company’s corporate governance policies, develops specific criteria for director independence and assesses the effectiveness of the board of directors. Each member of the Committee is an independent director. The Company’s board of directors has adopted a charter for the Governance and Nominating Committee. A current copy of the charter is available on the Company’s website at www.texascapitalbank.com. During 2007, the Governance and Nominating Committee met seven times.

In evaluating and determining whether to nominate a candidate for a position on the Company’s board of directors, the Governance and Nominating Committee considers high professional ethics and values, relevant management experience and a commitment to enhancing stockholder value. In evaluating candidates for nomination, the Committee utilizes a variety of methods. The Committee regularly assesses the size of the board of directors, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the board of directors. Candidates may come to the attention of the Committee from current directors, stockholders, professional search firms, officers or other persons. The Committee will review all candidates in the same manner regardless of the source of the recommendation.

•	Audit Committee. The Company has an Audit Committee comprised of independent directors that reviews the professional services and independence of the Company’s independent registered public accounting firm and its accounts, procedures and internal controls. The board of directors has adopted a written charter for the Audit Committee. A current copy of the charter is available on the Company’s website at www.texascapitalbank.com. The Audit Committee recommends to the board of directors the firm selected to be the Company’s independent registered public accounting firm and monitors the performance of such firm, reviews and approves the scope of the annual audit, reviews and evaluates with the independent registered public accounting firm the Company’s annual audit and annual consolidated financial statements. The Committee reviews with management the status of internal accounting controls, evaluates problem areas having a potential financial impact on the Company that may be brought to its attention by management, the independent registered public accounting firm or the board of directors, and evaluates all of the Company’s public financial reporting documents. The Audit Committee is comprised of four Independent directors: W. W. McAllister III (Chairman), Leo F. Corrigan III, Steven P. Rosenberg, and Ian J. Turpin. During 2007, the Audit Committee met nine times.

•	Audit Committee Financial Expert. The board of directors has determined that each of the four audit committee members is financially literate under the current listing standards of the Nasdaq. The board of directors also determined that W.W. McAllister III, Steven P. Rosenberg, and Ian J. Turpin qualify as

“audit committee financial experts” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

•	Human Resources Committee. The Human Resources Committee (“HR Committee”) is empowered to advise management and make recommendations to the board of directors with respect to the compensation and other employment benefits of executive officers and key employees of the Company. The Human Resources Committee also administers the Company’s long-term incentive stock plans for officers and key employees and the Company’s incentive bonus programs for executive officers and employees. A copy of the HR Committee Charter is available on the Company’s website at www.texascapitalbank.com. The HR Committee members are Frederick B. Hegi, Jr. (Chairman), Lee Roy Mitchell, Steven P. Rosenberg, and John C. Snyder. During 2007, the Human Resources Committee met formally four times, and convened numerous additional conferences and other informal meetings without management present.

Communications With the Board

Stockholders may communicate with the board of directors, including the non-management directors, by sending an e-mail to bod@texascapitalbank.com or by sending a letter to the board of directors, c/o Corporate Secretary, 2100 McKinney Avenue, 9th Floor, Dallas, Texas 75201. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit your correspondence to the Chairman of the board or to any specific director to whom the correspondence is directed.

Report of the Audit Committee

The Audit Committee’s general role as an audit committee is to assist the board of directors in overseeing the Company’s financial reporting process and related matters. The board of directors adopted a written Amended and Restated Charter of the Audit Committee dated March 16, 2004, a copy of which was included as Exhibit A to the Company’s proxy statement in connection with the 2004 annual meeting of stockholders. Each member of the Audit Committee is “Independent” as defined in Rule 4200(a)(14) of the listing standards of the Nasdaq Stock Market, Inc.

The Audit Committee has reviewed and discussed with the Company’s management and the Company’s independent registered public accounting firm the audited financial statements of the Company contained in the Company’s Annual Report to Stockholders for the year ended December 31, 2007.

The Audit Committee has also discussed with the Company’s independent registered public accounting firm the matters required to be discussed pursuant to SAS 61 (Communication with Audit Committees). The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Standard No. 1 (titled, “Independence Discussions with Audit Committees”), and has discussed with Ernst & Young LLP such independent registered public accounting firm’s independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by Ernst & Young LLP is compatible with maintaining their independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission.

This report is submitted on behalf of the Audit Committee.

W. W. McAllister III, Chairperson
Leo F. Corrigan III
Steven P. Rosenberg
Ian J. Turpin

Code of Business Conduct and Ethics

The Company has adopted a code of business conduct and ethics that applies to all its employees, including its chief executive officer, chief financial officer and controller. The Company has made the code of conduct available on its website at www.texascapitalbank.com.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 31, 2008 concerning the beneficial ownership of the Company’s voting common stock by: (a) each director, director nominee and executive officer, (b) each person the Company knows to beneficially own more than 5% of the issued and outstanding shares of a class of common stock, and (c) all of the Company’s executive officers and directors as a group. The persons named in the table have sole voting and investment power with respect to all shares they owned, unless otherwise noted. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options, RSUs, or SARs held by that person that are currently exercisable or will become exercisable within 60 days after March 31, 2008 are deemed exercised and outstanding, while these shares are not deemed exercised and outstanding for computing percentage ownership of any other person.

	Number of Shares of		Percent of Shares
	Common Stock		of Common Stock
Name(1)	Beneficially Owned		Outstanding**

Peter B. Bartholow	88,897	(2)	*
C. Keith Cargill	140,891	(3)	*
Leo F. Corrigan III	114,400	(4)	*
Joseph M. (Jody) Grant	889,834	(5)	3.34%
Frederick B. Hegi, Jr.	224,893	(6)	*
Larry L. Helm	200	(7)	*
J. R. Holland, Jr.	290,436	(8)	1.09%
George F. Jones, Jr.	204,253	(9)	*
W. W. McAllister III	51,400	(10)	*
Lee Roy Mitchell	227,618	(11)	*
Steven P. Rosenberg	47,400	(12)	*
John C. Snyder	314,400	(13)	1.18%
Robert W. Stallings	66,542	(14)	*
Ian J. Turpin	98,417	(15)	*
T. Rowe Price Associates, Inc.	1,562,300	(16)	5.87%
Transamerica Investment Management, LLC	1,781,002	(17)	6.69%
All 13 officers and directors and 5% owners as a group	6,102,883		22.92%**

*	Less than 1% of the issued and outstanding shares of the class.

**	Percentage is calculated on the basis of 26,631,763 shares, the total number of shares of voting common stock outstanding on March 31, 2008.

(1)	Unless otherwise stated, the address for each person in this table is 2100 McKinney Avenue, 9th Floor, Dallas, Texas 75201.

(2)	Includes 47,899 shares held by Mr. Bartholow and 40,000 shares of common stock that may be acquired upon exercise of options. Also includes 998 shares of vested restricted stock units. Does not include 1,755 vested SARs as the exercise price is greater than the current market price.

(3)	Includes 41,109 shares held by Mr. Cargill and 98,976 shares held by Cargill Lakes Partners, Ltd. Mr. Cargill is the President of Cargill Lakes Partners’ general partner, Cargill Lakes, Inc. Includes 806 shares of vested restricted stock units. Does not include 1,419 vested SARs as the exercise price is greater than the current market price.

(4)	Includes 95,000 shares held by Corrigan Securities, Inc., of which Mr. Corrigan is President and 100 shares owned by Mr. Corrigan personally. Includes 19,200 shares that may be acquired upon exercise of options and 100 shares of vested restricted stock units. Does not include 800 vested SARs as the exercise price is greater than the current market price.

(5)	Includes 838,222 shares held by Mr. Grant. Also includes 50,850 shares which are currently held in irrevocable trusts and of which Mr. Grant disclaims beneficial ownership. Also includes 762 shares of vested restricted stock units. Does not include 6,709 vested SARs as the exercise price is greater than the current market price.

(6)	Includes 137,132 shares held by Valley View Capital Corp. Retirement Savings Trust for the benefit of Mr. Hegi, 24,252 shares held by the F.B. Hegi Trust of which Mr. Hegi is the beneficiary, and 44,209 shares held directly by Mr. Hegi. Also includes 19,200 shares that may be acquired upon exercise of options and 100 shares of vested restricted stock units. Does not include 800 vested SARs as the exercise price is greater than the current market price.

(7)	Includes 100 shares owned personally by Mr. Helm and 100 shares of vested restricted stock units. Does not include 800 vested SARs as the exercise price is greater than the current market price.

(8)	Includes 271,136 shares held by Hunt Capital Partners, L.P. of which Mr. Holland is President and Chief Executive Officer. Also includes 19,200 shares that may be acquired upon exercise of options that are issued in the name of Hunt Capital Partners, L.P., of which Mr. Holland is Chief Executive Officer. Also includes 100 shares of vested restricted stock units that are issued in the name of Hunt Capital Partners, L.P., of which Mr. Holland is Chief Executive Officer. Does not include 800 vested SARs as the exercise price is greater than the current market price.

(9)	Includes 150,918 shares held by G & M Partners Ltd., of which Mr. Jones is the Managing General Partner, 27,167 shares held directly by Mr. Jones, and 25,000 shares that may be acquired upon exercise of options. Also includes 1,168 shares of vested restricted stock units. Does not include 2,055 vested SARs as the exercise price is greater than the current market price.

(10)	Includes 32,100 shares held directly by Mr. McAllister and 19,200 shares that may be acquired upon the exercise of options. Also includes 100 shares of vested restricted stock units. Does not include 400 vested SARs as the exercise price is greater than the current market price.

(11)	Includes 208,218 shares held by T&LRM Family Partnership Ltd. Mr. Mitchell is the Chief Executive Officer of PBA Development, Inc., which is the general partner of T&LRM and 100 shares owned personally by Mr. Mitchell. Also includes 19,200 shares that may be acquired upon exercise of options, and 100 shares of vested restricted stock units. Does not include 800 vested SARs as the exercise price is greater than the current market price.

(12)	Includes 28,100 shares held by Mr. Rosenberg and 19,200 shares that may be acquired upon exercise of options, and 100 shares of vested restricted stock units. Does not include 800 vested SARs as the exercise price is greater than the current market price.

(13)	Includes 160,000 shares held by Snyder Family Investments, L.P., of which Snyder Operating Company LLC is the general partner. Mr. Snyder is the President of Snyder Operating Company LLC. Also, includes 75,000 shares of common stock, held by the NTS/JCS Charitable Remainder Unitrust, of which Mr. Snyder is the trustee. Also includes 60,000 shares of common stock, held by the Nancy and John Snyder Foundation. Mr. Snyder disclaims beneficial ownership of the shares held by the Nancy and John Snyder Foundation. Includes 100 shares owned personally by Mr. Snyder, 19,200 shares that may be acquired upon exercise of options, and 100 shares of vested restricted stock units. Does not include 800 vested SARs as the exercise price is greater than the current market price.

(14)	Includes 47,242 shares of common stock and 19,200 shares that may be acquired upon exercise of options, and 100 shares of vested restricted stock units. Does not include 800 vested SARs as the exercise price is greater than the current market price.

(15)	Includes 10,100 shares held by Mr. Turpin and 69,017 shares held by his spouse, Luci Baines Johnson. Also includes 19,200 shares that may be acquired upon exercise of options, and 100 shares of vested restricted stock units. Does not include 800 vested SARs as the exercise price is greater than the current market price.

(16)	These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(17)	These securities are owned by various individual and institutional investors which Transamerica Investment Management, LLC serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Transamerica Investment Management, LLC is deemed to be a beneficial owner of such securities; however, Transamerica Investment Management, LLC expressly disclaims that it is, in fact, the beneficial owner of such securities.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis addresses the aspects of our compensation programs and explains our compensation philosophy, policies and practices with respect to our chief executive officer, chief financial officer, president, and chief lending officer, which are collectively referred to as our named executive officers.

Oversight of Executive Compensation Program

The Human Resources Committee of our board of directors oversees our executive compensation programs. Each member of the HR Committee is an “independent director” as defined in Rule 4200(a)(14) of the Nasdaq Stock Market, Inc. The HR Committee has developed and applied a compensation philosophy that focuses on a combination of incentive compensation, in both cash and equity-linked programs, which is directly linked to performance and creation of stockholder value, coupled with a competitive level of base compensation. The objective for the named executives, relationship managers and key management is to have a substantial portion of total compensation derived from performance-based incentives.

The HR Committee works diligently throughout the year in its conferences, formal meetings, discussions with consultants, interaction with management and review of materials developed for it. The HR Committee works very closely with executive management, primarily our chief executive officer (“CEO”), in assessing the appropriate compensation approach and levels. The HR Committee is empowered to advise management and make recommendations to the board of directors with respect to the compensation and other employment benefits of executive officers and key employees of the Company. The HR Committee also administers the Company’s long- term compensation plans for executive officers and key employees and the Company’s incentive bonus programs for executive officers and employees.

The HR Committee regularly reviews the Company’s compensation programs to ensure that remuneration levels and incentive opportunities are competitive and reflect performance. Factors taken into account in assessing the compensation of individual officers include the officer’s performance and contribution to the Company, experience, strategic impact, external equity or market value, internal equity or fairness, and retention priority. The various components of the compensation programs for executive officers are discussed below in the Executive Compensation Program Overview.

Objectives of Executive Compensation

We seek to provide a compensation package for our named executive officers that is driven primarily by the overall financial performance of the Company. We believe that the performance of each of the executives impacts our overall, long-term profitability and therefore have the following goals for compensation programs impacting the named executive officers of the Company:

•	to provide motivation for the named executive officers and to enhance stockholder value by linking their compensation to the value of our common stock;

•	to retain the executive officers, relationship managers, and key management who lead the Company and the Bank;

•	to allow the Company and the Bank to attract highly qualified executive officers in the future by providing total compensation opportunities consistent with those provided in the industry and commensurate with the Company’s business strategy and performance objectives; and

•	to maintain reasonable “fixed” compensation costs by targeting base salaries at a competitive average.

Role of the Consultant

During 2007, the HR Committee engaged the services of an independent, executive compensation consulting firm, Longnecker and Associates (“L&A”), to assist the HR Committee in its review of total direct compensation and change of control payments and provisions for the named executive officers. L&A only provides executive compensation consulting services under the direction of the HR Committee and does not provide any additional services to the Company.

Market Competitive Analysis Methodology

L&A provided the HR Committee with a market competitive executive compensation analysis for the named executive officers including: base salary, annual incentives and long-term incentives.

This analysis was performed by utilizing two primary sources of information: 1) peer company proxy statements and 2) published survey sources. Each of the two primary sources were weighted 50% to create a market 50th and 75th percentile for comparison purposes.

Peer Company Proxy Data.  The HR Committee, management and L&A, with input from the Company’s management established a list of eight high performance peer companies for 2007 comparison purposes. The following companies were selected based upon long-term performance, asset size, market capitalization size and business operations in commercial banking and financial services (in millions):

Company Name	Total Assets	Market Cap

Amcore Financial	$5,292.4	$612.0
Boston Private Financial Holdings	5,763.5	968.3
CoBiz Financial Inc.	2,112.4	406.2
First Charter Corporation	4,856.7	708.4
First Community Bancorp	5,553.2	1,537.1
Pinnacle Financial Partners	2,142.2	431.9
PrivateBancorp, Inc.	4,261.4	682.8
Prosperity Bancshares, Inc.	4,586.8	1,439.2
Sterling Bancshares, Inc.	4,117.6	794.9
Texas Capital Bancshares, Inc.	3,675.3	514.2

Published Survey Data.  L&A relied upon published survey information provided by recognized sources including the Economic Research Institute, Watson Wyatt, William Mercer, and World at Work. L&A procured market competitive compensation for the respective named executive officers from these survey sources based upon banking and financial service companies with comparable asset sizes.

Summary

According to information provided to the HR Committee by its independent compensation consultant, the amount of the Company’s compensation paid to its executive officers during 2007 was competitive. In view of the Company’s competitive performance, turnover of key employees and historical earnings levels and growth in earnings, the HR Committee believes that the Company’s current executive compensation philosophy and practices are successful in providing stockholders with talented, dedicated executive officers at competitive compensation levels.

Executive Compensation Program Overview

The executive compensation package available to our named executive officers is comprised of:

•	base salary;
•	annual incentive awards;
•	long-term incentive compensation, including SARs, Performance SARs (“PSARs”) and RSUs; and
•	other welfare and health benefits.

Base Salary

Base salary is designed to provide competitive levels of base compensation to our executives and be reflective of their experience, duties and scope of responsibilities. We pay competitive base salaries required to recruit and retain executives of the quality that we must employ to ensure the success of our Company. Base salaries for the named executive officers are not always adjusted on an annual basis. As a result of the study performed by Longnecker as described in the Compensation Consultants section, salaries for the four named executive were increased in October 2007. Previously, they were adjusted in October 2005, but were not adjusted during 2006. The HR Committee determines, and recommends to the Board, the appropriate level and timing of increases in base compensation for the CEO and the other named executive officers upon consideration of the recommendation of the CEO with respect to the other named executives. Based on the evaluation conducted by Longnecker and considering the fact that no review of salaries was conducted, or increases effected, since October 2005, the HR Committee recommended and the Board approved increases in annual base compensation, effective in October 2007, as follows: Grant $75,000 or 22%, Jones $40,000 or 14%, Bartholow $30,000 or 11%, and Cargill $41,000 or 17% based on competitive data provided by the compensation consultants, bank performance, and the time period since the last salary adjustment. Because the increases were effective for only the last quarter of 2007, the increases compared to full year 2006 were: Grant $15,625 or 5%, Jones $8,333 or 3%, Bartholow $6,250 or 2%, and Cargill $8,542 or 4%.

In making determinations of salary levels for the named executives, the HR Committee considers the entire compensation package for executive officers, including the equity compensation provided under long-term compensation plans. The Company intends for the salary levels to be consistent with competitive practices of comparable institutions and each executive’s level of responsibility. The HR Committee determines the level of any salary increase after reviewing:

•	the qualifications, experience and performance of the executive officers;

•	the compensation paid to persons having similar duties and responsibilities in other competitive institutions; and

•	the nature of the Bank’s business, the complexity of its activities and the importance of the executives’ experiences to the success of the business.

The HR Committee reviewed a survey of compensation paid to executive officers performing similar duties for depository institutions and their holding companies and considered compensation levels applicable to executives in non-bank financial and professional services companies. The HR Committee reviews and adjusts the base salaries of the Company’s executive officers when deemed appropriate.

Annual Incentive Compensation

Annual incentive compensation is designed to provide competitive levels of compensation based on experience, duties and scope of responsibilities. In addition, our annual incentive program is designed to ensure that variable compensation based on the Company’s profitability is a significant component of total cash compensation for the named executives. The HR Committee uses the annual incentive compensation to motivate and reward the named executive officers for achievement of strategic, business and financial objectives.

Pursuant to the cash incentive program developed by the Company and approved by the HR Committee, the Company establishes a bonus pool each year, and the size of the pool is derived as a percentage of the Company’s pre-tax income. The bonus pool is generally 11 — 12% of pre-tax pre-bonus income. The amount of the incentive pool is incorporated in the annual business and financial plan approved by the board of directors and is adjusted during the year, based on actual results compared to the approved financial plan. After verification of final results, the total pool and allocation of dollars in the pool are approved by the HR Committee. The pool is allocated among three distinct groups: the named executive officers, relationship managers generally responsible for lending and other service offerings, and key management, which includes persons who oversee and provide critical support in such areas as finance, operations, funding, investments and credit policy. Executive management determines allocations within production and key management groups pursuant to the approved program. Generally, the portion of the incentive pool allocated to executives is approximately 13 — 15% of the total pool. The CEO submits recommendations for incentive compensation for the named executive officers other than the CEO. The HR Committee determines the incentive payment for the CEO and considers the recommendation of the CEO in its final determinations of awards to be paid to the other named executives. Amounts approved by the HR Committee have generally been based on the allocation of the total amount available to executives proportionate to the base compensation of the executives.

In determining awards of annual cash incentives the HR Committee considers the entire compensation package of each of the executive officers. The bonus awards are intended to be consistent with each executive officer’s level of responsibility, competitive practices of financial institutions with comparable business characteristics and interests of stockholders. The HR Committee met in February 2008 to determine bonus compensation paid to the executive officers of the Company and the Bank during the first quarter of 2008 for 2007 performance and the amount of these bonuses paid to the named executive officers are set forth below in the Summary Compensation Table.

Equity Awards

Equity awards for our executives are granted from our 2005 Long-Term Incentive Plan (the “2005 Plan”). The HR Committee grants awards under the 2005 Plan in order to align the interests of the named executive officers with our stockholders, and to motivate and reward the named executive officers to increase the stockholder value of the Company over the long term.

The 2005 Plan became effective on May 17, 2005 and will terminate on May 17, 2015. Employees (including any employee who is also a director), consultants, contractors and non-employee directors of the Company or its subsidiaries whose judgment, initiative and efforts contributed to or may be expected to contribute to the successful performance of the Company are eligible to participate in the 2005 Plan. The 2005 Plan provides for the grant of all equity awards to officers and directors; grants may include, but are not limited to, awards of SARs, PSARs, RSUs, options, and other performance awards. In addition, the HR Committee may grant other forms of awards payable in cash or common shares if the HR Committee determines that such other form of award is consistent with the purpose and restrictions of the 2005 Plan.

Certain RSU, SAR and PSAR grants were made in April 2006 and January 2007 to the named executive officers and are included in the compensation tables that follow this section. The HR Committee administers awards under the 2005 Plan, sets vesting criteria, establishes performance objectives and may amend the Plan in accordance with authority approved by stockholders.

Executive management and the HR Committee believe that stock ownership is a significant incentive in aligning the interests of employees and stockholders, building stockholder value and retaining the Company’s key employees.

Other Benefits

2006 Employee Stock Purchase Plan.  On January 17, 2006, the board of directors adopted the Company’s 2006 Employee Stock Purchase Plan (the “2006 ESPP”), which was approved by our stockholders at our 2006 annual meeting on May 16, 2006. The 2006 ESPP provides eligible employees of the Company (and its participating subsidiaries) with an incentive to advance the best interests of the Company and its subsidiaries by providing them a means of voluntarily purchasing common stock at a favorable price and upon favorable terms. We believe that the participants in the 2006 ESPP have an additional incentive to promote the success of the Company’s business by increasing their proprietary interest in the success of the Company. Participation in the 2006 ESPP is voluntary and dependent upon each eligible employee’s election to participate and his or her determination of the level of participation. We believe that the 2006 ESPP is a necessary tool to help us compete effectively. It has been and remains the policy of the Company that the named executive officers are not eligible to participate in the 2006 ESPP.

Retirement Savings Opportunity.  All employees may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. Each employee may make before-tax contributions of up to 10% of their eligible compensation up to current Internal Revenue Service limits. We provide this 401(k) Plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. As of 2006, the HR Committee decided that the Company would match contributions made by our employees to the 401(k) Plan based upon a formula that considers the amount contributed by the respective employee and such employee’s tenure with the Company. We did not make, however, any discretionary contributions to the 401(k) Plan in the fiscal year ended December 31, 2006. We also do not provide an option for our employees to invest in our stock in the 401(k) Plan. Other than the 401(k) Plan, the Company currently does not provide or offer any retirement plans, such as defined benefit, defined contribution, supplemental executive retirement benefits, retiree medical or deferred compensation plans, to its employees or the named executive officers.

Health and Welfare Benefits.  All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance. We provide these benefits to meet the health and welfare needs of employees and their families.

Employment Agreements

In order to retain the Company’s senior executive officers, the HR Committee and board of directors of the Company determined it was in the best interests of the Company to enter into employment agreements with certain officers. The named executives first entered into employment contracts in 2002 and 2003. The employment agreements with the named executives were amended and extended in December 2004 (the “2004 Agreements”). The employment contracts are referenced as exhibits to our Report on Form 10-K. We entered into these agreements to ensure that the executives perform their respective roles for an extended period of time. In addition, we also considered the critical nature of each of these positions and our need to retain these executives when we committed to the agreements.

Each of the 2004 Agreements had an initial term of two years, subject to annual renewal, and has a compensation package that includes a base salary and the right to participate in the annual incentive program, as well as certain non-compete, non-solicitation and confidentiality covenants. The initial two-year term of the 2004 Agreements ended in December 2006, and, upon expiration of the initial term, the 2004 Agreements were automatically renewed for an additional one-year period. Also, as part of the compensation paid, each executive is eligible to participate in the employee benefit programs and receive other perquisites generally available to the Company’s other employees holding positions similar to that of the executives.

Compensation upon termination is outlined in the agreements and described in detail below. Generally, if an executive is terminated without cause or if the executive terminates the agreement for good reason, then the executive would receive:

•	twelve months salary;
•	an amount equal to the average incentive compensation paid during the prior two-year period; and
•	continued medical insurance benefits, at the Company’s expense, for a period of twelve months.

In addition, under the agreements, the executive will receive upon a change in control, if terminated without cause or by the executive for good reason:

•	2.5 times the executive’s base salary;

•	2.5 times the average of the incentive compensation paid to the executive during the prior two-year period;

•	immediate vesting of 50% of any equity-linked compensation, with the balance vesting over two years or upon termination; and

•	continued welfare and health insurance benefits, at the Company’s expense, for a period of twenty-four months.

Indemnification Agreements

The Company has entered into indemnification agreements with each of its directors and officers, which may be broader than the specific indemnification provisions contained in its certificate of incorporation, bylaws or under Delaware law. These indemnification agreements may require the Company, among other things, to indemnify its officers and directors against liabilities that may arise by reason of their status or service as directors or officers. These indemnification agreements also may require the Company to advance any expenses incurred by the Company’s directors or officers as a result of any proceeding against them as to which they could be indemnified. As of the date of this filing, there is no pending litigation or proceeding involving any of the Company’s directors, officers, employees or agents in which indemnification by it is sought, nor is the Company aware of any threatened litigation or proceeding that may result in a claim for indemnification. The Company has purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in certain circumstances

Tax Implications of Executive Compensation

We do not currently intend to award compensation that would result in a limitation on the deductibility of a portion of such compensation pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, other than awards that may be made under the 2005 Long-Term Incentive Plan; however, we may in the future decide to authorize other compensation in excess of the limits of Section 162(m) if we determine that such compensation is in the best interests of the Company.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility and we reserve the right to maintain flexibility in how we compensate our executive officers that may result in limiting the deductibility of amounts of compensation from time to time.

Report of the Human Resources Committee on the Compensation Discussion and Analysis

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) included in this Proxy Statement. Based on such review and discussion, the HR Committee recommended to the Board that this CD&A be included in the Company’s Report on Form 10-K and this Proxy Statement for filing with the Securities and Exchange Commission.

Submitted by the Human Resources Committee of the Board of Directors of Texas Capital Bancshares, Inc.

Frederick B. Hegi, Chairman
Lee Roy Mitchell
Steven P. Rosenberg
John C. Snyder

2007 and 2006 Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Non-qualified
				Stock	Option	Incentive	Deferred	All Other
Name and Principal				Awards	Awards	Plan	Compensation	Compensation
Position	Year	Salary	Bonus	(A)	(A)	Compensation	Earnings	(B)	Total

Joseph M. Grant	2007	$355,625	$—	$91,613	$32,468	$253,000	$—	$25,067	$757,773
Chairman and CEO of Texas Capital Bancshares	2006	340,000	—	75,683	66,598	213,500	—	16,598	712,379
George F. Jones, Jr.	2007	303,333	—	175,117	13,009	218,000	—	22,978	732,437
President of Texas Capital Bancshares and President and CEO of Texas Capital Bank	2006	295,000	—	75,136	42,110	187,250	—	20,798	620,294
Peter B. Bartholow	2007	276,250	—	166,531	10,955	196,000	—	12,045	661,781
Chief Financial Officer	2006	270,000	—	79,209	59,857	172,750	—	8,300	590,116
C. Keith Cargill	2007	243,542	—	137,192	8,914	189,000	—	16,755	595,403
Chief Lending Officer	2006	235,000	—	48,184	28,588	144,500	—	14,676	470,948

(A)	The amounts in these columns reflect the dollar amount expensed for financial statement reporting purposes for the fiscal year ended December 31, 2007 and 2006, in accordance with FAS 123R of awards pursuant to the 2005 Plan and 1999 Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 10 of the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or around February 26, 2008. Stock awards are comprised of restricted stock units (RSUs). Option awards are comprised of stock options, stock appreciation rights (SARs) and performance stock appreciation rights (PSARs). In reporting the expense related to RSU’s for Jones, Bartholow, and Cargill, the amount reported above does not represent the FAS 123R expense that was recorded for GAAP purposes. Guidelines for the SCT require that any estimated forfeitures related to service-based vesting conditions be disregarded. Thus, the amounts in the table above exceed the FAS 123R expense recorded by the Company during 2007.

(B)	See additional description in 2007 All Other Compensation Table below.

2007 and 2006 All Other Compensation Table

		Perquisites			Company		Change
		and Other			Contributions	Severance	in Control
		Personal	Tax	Insurance	to Retirement	Payments /	Payments /
Name	Year	Benefits(A)	Reimbursements	Premiums	and 401(k) Plans	Accruals	Accruals	Total

Joseph M. Grant	2007	$18,901	$—	$1,666	$4,500	$—	$—	$25,067
George F. Jones, Jr.	2007	16,814	—	1,664	4,500	—	—	22,978
Peter B. Bartholow	2007	7,200	—	1,470	3,375	—	—	12,045
C. Keith Cargill	2007	12,110	—	145	4,500	—	—	16,755

(A)	Perquisites include a car allowance of $7,200 for each of the executives as well as the following club dues: Joseph M. Grant $11,701; George Jones $9,614, C. Keith Cargill $4,910.

2007 Grants of Plan Based Awards Table

								All Other	All Other
								Stock Awards:	Option Awards:		Grant Date Fair
								Number of	Number of	Exercise or	Value of Stock
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of Stock	Securities	Base Price	and Option
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards (A)			or Units	Underlying	of Option	Awards
	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(A)	Options	Awards	(B)

Joseph M. Grant	1/31/07	$—	$—	$—	$—	$—	$—	25,000	—	$—	$486,500
George F. Jones, Jr.	1/31/07	—	—	—	—	—	—	50,000	—	—	973,700
Peter Bartholow	1/31/07	—	—	—	—	—	—	40,000	—	—	778,400
C. Keith Cargill	1/31/07	—	—	—	—	—	—	40,000	—	—	778,400

(A)	Represents award of restricted stock units granted on 1/31/2007 which cliff vest at the end of six years, or earlier based on certain stock price targets.

(B)	The grant date fair value is based on the closing price on the date of grant, or $19.46.

2007 Outstanding Equity Awards at Fiscal Year-end Table

	Option Awards					Stock Awards
			Equity Incentive				Unearned		Equity Incentive
			Plan Awards:				Market		Plan Awards:
	Number of	Number of	Number of			Number of	Value of	Equity Incentive Plan	Market or Payout
	Securities	Securities	Securities			Shares or	Shares or	Awards: Number of	Value of
	Underlying	Underlying	Underlying			Units of	Units of	Shares, Units	Unearned Shares,
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock	or Other Rights	Units or Other
	Options (#) (A)	Options (#)(B)	Unearned	Exercise	Expiration	Have Not	That Have	That Have Not Vested	Rights That Have
Name	Exercisable	Unexercisable	Options (C)	Price	Date	Vested	Not Vested	(D)	Not Vested (E)

Joseph M. Grant	—	36,314	16,773	$22.65	04/24/2016	—	$—	3,052	$55,699
								25,000	456,250
George F. Jones, Jr.	—	27,398	5,137	22.65	04/24/2016	—	—	4,673	85,282
	50,000	—	—	6.25	10/01/2008	—	—	50,000	912,500
Peter B. Bartholow	—	22,569	4,388	22.65	04/24/2016	—	—	3,992	72,854
	40,000	10,000	—	8.25	07/09/2013	—	—	40,000	730,000
C. Keith Cargill	—	18,552	3,547	22.65	04/24/2016	—	—	3,226	58,875
	28,700	—	—	6.25	10/01/2008	—	—	40,000	730,000

(A)	Represents stock options awarded under the 1999 Omnibus Plan that are exercisable.

(B)	The first line represents performance stock appreciation rights granted on 4/24/2006 under the 2005 Plan, which vest if certain EPS targets are met within a three year period. If the targets are not met within their stated timeframes, they will be forfeited. The second line represents stock option awards granted under the 1999 Omnibus Plan which are not yet vested.

(C)	Represents award of stock appreciation rights on 4/24/2006 under the 2005 Plan which vest equally over a five year period.

(D)	The first line represents award of restricted stock units on 4/24/2006 under the 2005 Plan which vest equally over a five year period. The second line represents award of restricted stock units on 1/31/2007 under the 2005 Plan which cliff vest at the end of six years, or earlier if certain price targets are met.

(E)	Uses 12/31/07 ending market price of $18.25.

2007 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise (A)	Acquired on Vesting (B)	Vesting (C)

Joseph M. Grant	—	$—	764	$16,250
George F. Jones, Jr.	—	—	1,169	24,865
Peter B. Bartholow	—	—	999	21,249
C. Keith Cargill	11,300	$167,953	807	17,165

(A)	The value realized is equal to the amount that is taxable to the executive, which was the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(B)	The shares included in the table represent table shares vested; shares issued to executives net of taxes were 561, 859, 734, and 593 to Messrs Grant, Jones, Bartholow, and Cargill, respectively.

(C)	The value realized by the named executive officer upon the vesting of stock or the transfer of such instruments for value is the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock or units by the market value of the underlying shares on the vesting date and is equal to the amount that is taxable to the executive.

2007 Pension Benefits

The table disclosing the actuarial present value of each executive’s accumulated benefit under defined benefit plans, the number of years of credited service under each plan, and the amount of pension benefits paid to each Senior Executive during the year is omitted because the Company does not have a defined benefit plan for Senior Executives. The only retirement plan available to Senior Executives in 2007 was the Company’s qualified 401(k) savings and retirement plan, which is available to all employees.

2007 Non-qualified Deferred Compensation

The table disclosing contributions to non-qualified and other deferred compensation plans, each executive’s withdrawals, earnings and fiscal year balances in those plans is omitted because, in 2007 the Company had no non-qualified deferred compensation plans or benefits for executive officers or other employees of the Company.

2007 Potential Payments Upon Termination or Change in Control Table

The following table summarizes the estimated payments to be made under each executive’s contract, described more completely in the Employment Agreements section in the Compensation Discussion and Analysis starting on page 15. For the purposes of the quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on December 31, 2007 and that the price per share of our common stock is the closing market price as of that date, $18.25.

				Change in Control:
			Termination	Involuntary or
			Without Cause	For Good Reason
	Voluntary	Termination	or For Good	Termination
Name	Termination	for Cause	Reason (E)	(A)(B)(C)	Death	Disability

Joseph M. Grant
Severance	$—	$—	$648,250	$1,620,625	$—	$—
Death/disability	—	—	—	—	415,000	415,000
Accelerated vesting of long-term incentives	—	—	—	255,975	—	—
Other benefits(D)	—	—	16,131	32,261	—	16,131
George F. Jones, Jr.
Severance	—	—	537,625	1,344,063	—	—
Death/disability	—	—	—	—	335,000	335,000
Accelerated vesting of long-term incentives	—	—	—	498,891	—	—
Other benefits(D)	—	—	21,098	42,196	—	21,098
Peter B. Bartholow
Severance	—	—	484,375	1,210,938	—	—
Death/disability	—	—	—	—	300,000	300,000
Accelerated vesting of long-term incentives	—	—	—	401,427	—	—
Other benefits(D)	—	—	11,286	22,572	—	11,286
C. Keith Cargill
Severance	—	—	447,750	1,119,375	—	—
Death/disability	—	—	—	—	276,000	276,000
Accelerated vesting of long-term incentives	—	—	—	394,437	—	—
Other benefits(D)	—	—	19,578	39,157	—	19,578

(A)	Assumes 50% vesting of RSUs. SARs and PSARs are not included in the accelerated vesting for Long Term Incentives as the exercise price is greater than the 12/31/07 stock price of $18.25.

(B)	Stock options are vested for Mr. Grant, Mr. Jones, and Mr. Cargill; therefore a change in control is not a triggering event for accelerated vesting. Mr. Bartholow has 10,000 unvested stock options that would vest immediately due to a change in control.

(C)	Severance is equal to two and a half times annual salary and an amount equal to the average incentive compensation paid during the prior two-year period. Severance will be paid in a lump sum within thirty days of the Executive’s termination.

(D)	Other benefits include the following insurance: medical, dental, vision, life, accidental death and disability, short-term disability, long-term disability and supplemental long-term disability. Cost includes both employer and employee coverage.

(E)	Severance includes twelve months salary and an amount equal to the average incentive compensation paid during the prior two-year period. Severance will be paid on a semi-monthly basis over a period of 12 months.

2007 Director Compensation Table

The following table contains information pertaining to the compensation of the Company’s board of directors for the 2007 fiscal year. On July 23, 2007, each director was granted 2,000 stock appreciation rights and 500 restricted stock units. The SAR grant date fair value is $7.87 and the RSUs were granted at $22.47. In addition, Larry Helm was granted an additional 3,000 restricted stock units on the same day that will vest over two years.

					Change
					in Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	Or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	In Cash	Awards	Awards	Compensation	Earnings	Compensation	Total

Frederick B. Hegi, Jr.	$16,000	$11,235	$15,740	$—	$—	$—	$42,795
Leo Corrigan III	23,500	11,235	15,740	—	—	—	50,475
Larry L. Helm	15,000	78,645	15,740	—	—	—	109,385
J. R. Holland, Jr.(A)	14,500	11,235	15,740	—	—	—	41,475
Walter W. McAllister III	20,000	11,235	15,740	—	—	—	46,975
Lee Roy Mitchell	10,500	11,235	15,740	—	—	—	37,475
Steve Rosenberg	23,000	11,235	15,740	—	—	—	49,975
John C. Snyder	13,500	11,235	15,740	—	—	—	40,475
Robert W. Stallings	23,500	11,235	15,740	—	—	—	50,475
Ian J. Turpin	13,000	11,235	15,740	—	—	—	39,975

(A)	2007 RSU and SAR grants are in the name of Hunt Capital Partners, L.P., of which Mr. Holland is President and Chief Executive Officer. 2007 fees were paid to Hunt Capital Group and Lamar Hunt Trust Estate.

Non-director Management Biography

Set forth below is the biography of the Company’s executive officer who is not a member of its board of directors, and his age and positions as of the date of this Proxy Statement.

C. Keith Cargill (55) has served as Chief Lending Officer of the Bank since its inception in December 1998, and most recently also as President — Dallas Region. Mr. Cargill has more than 20 years of banking experience. He began his banking career at Texas American Bank in 1977, where he was the manager of the national corporate lending division of the flagship bank in Fort Worth. In 1985, Mr. Cargill became President and Chief Executive Officer of Texas American Bank/Riverside, Ft. Worth. In 1989, Mr. Cargill joined NorthPark National Bank as an Executive Vice President and Chief Lending Officer. When NorthPark was acquired by Comerica Bank in 1993, Mr. Cargill joined Comerica as Senior Vice President and middle market banking manager.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

None of the executive officers of the Company or the Bank serves on the Human Resources Committee of the board of directors of the Company or any Human Resources Committee or Compensation Committee of any other company.

INDEBTEDNESS OF MANAGEMENT AND TRANSACTIONS WITH
CERTAIN RELATED PERSONS

In the ordinary course of business, the Bank has made loans, and may continue to make loans in the future, to the Bank’s and the Company’s officers, directors and employees. The Bank makes all loans to executive officers and directors in the ordinary course of business, on substantially the same terms as those with other customers.

In June 2003, the Company committed to invest up to $500,000 in Blue Sage Investments, LP, a limited partnership approved as a Small Business Investment Company by the U.S. Small Business Administration and has invested approximately $317,000 as of December 31, 2007. Blue Sage Investments may be considered to be an affiliate of Ian J. Turpin, a member of the Company’s board of directors.

In June 2003, the Company relocated its Austin office to a building owned by a company that may be considered to be an affiliate of Ian J. Turpin, a member of the Company’s board of directors. The lease expense is approximately $145,000 annually.

The Company has entered into indemnification agreements with each of its directors and officers, which may be broader than the specific indemnification provisions contained in its certificate of incorporation, bylaws or under Delaware law. These indemnification agreements may require the Company, among other things, to indemnify its officers and directors against liabilities that may arise by reason of their status or service as directors or officers. These indemnification agreements also may require the Company to advance any expenses incurred by the Company’s directors or officers as a result of any proceeding against them as to which they could be indemnified. As of the date of this filing, there is no pending litigation or proceeding involving any of the Company’s directors, officers, employees or agents in which indemnification by it is sought, nor is the Company aware of any threatened litigation or proceeding that may result in a claim for indemnification. The Company has purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in certain circumstances.

SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of its equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. During 2007, based solely on the Company’s review of these reports, it believes that the Company’s Section 16(a) reports were filed timely by its executive officers and directors.

EQUITY COMPENSATION PLAN INFORMATION

	Number of		Number of
	Securities To Be		Securities
	Issued Upon	Weighted Average	Remaining
	Exercise of	Exercise Price of	Available for
	Outstanding	Outstanding	Future Issuance
	Options, Warrants	Options, Warrants	Under Equity
Plan Category	and Rights	and Rights	Compensation Plans

Equity compensation plans approved by security holders	2,881,787	$13.28	510,749
Equity compensation plans not approved by security holders(1)	84,274	6.80	—

Total	2,966,061	$13.10	510,749

(1)	Refers to deferred compensation agreement.

AUDITOR FEES AND SERVICES

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions.

Fees for professional services provided by the Company’s independent registered public accounting firms in each of the last two fiscal years, in each of the following categories are (in thousands):

	2007	2006

Audit fees	$636	$621
Audit-related fees	8	—
Tax fees	188	196

	$832	$817

Fees for audit services include fees associated with the audit of the Company’s annual consolidated financial statements, the reviews of the consolidated financial statements included in the Company’s Forms 10-Q, accounting consultations and management’s assertions regarding effective internal controls in compliance with the requirements of Section 404 of the Sarbanes Oxley Act and Federal Deposit Insurance Corporation Improvement Act. Tax fees included various federal, state and local tax services.

Pre-approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related and tax services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting.

ADDITIONAL INFORMATION

Stockholder Nominees for Director

Stockholders may submit nominees for director in accordance with the Company’s bylaws. Nominations for director for the 2009 annual meeting of stockholders must be delivered no later than 180 days, or November 20, 2008, nor more than 270 days, or August 22, 2008 prior to the 2009 annual meeting of stockholders. Nominations should be directed to: Texas Capital Bancshares, Inc., 2100 McKinney Avenue, 9th Floor, Dallas, Texas 75201, Attn: Secretary.

Stockholder Proposals for 2009

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Company’s annual meeting of stockholders in 2009 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Company at the following address: Texas Capital Bancshares, Inc., 2100 McKinney Avenue, 9th Floor, Dallas, Texas 75201, Attn: Secretary, no later than December 31, 2008.

Advance Notice Procedures

Under the Company’s bylaws, no business may be brought before an annual meeting unless it is brought before the meeting by or at the direction of the Board or by a stockholder who has delivered timely notice to the Company. Such notice must contain certain information specified in the bylaws and be delivered no later than 180 days, or November 20, 2008, nor more than 270 days, or August 22, 2008, prior to the meeting to the following address: Texas Capital Bancshares, Inc., 2100 McKinney Avenue, 9th Floor, Dallas, Texas 75201, Attn: Secretary. These requirements are separate from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

Annual Report

A copy of the Company’s 2007 Annual Report to Stockholders is available on the Internet as set forth in the Notice of Internet Availability of Proxy Materials. This report is not part of the proxy solicitation materials.

Upon written request, the Company will furnish to any stockholder without charge a copy of its annual report on Form 10-K for the year ended December 31, 2007 pursuant to the instructions set forth in the Notice of Internet Availability of Proxy Materials.

TEXAS CAPITAL BANCSHARES

ANNUAL MEETING OF TEXAS CAPITAL BANCSHARES, INC.

Board of Directors Recommends a Vote FOR proposal 1.

1: Election of Directors

Vote For All Nominees	Withhold Vote From All Nominees	*Vote For All Except
☐	☐	☐

PROPOSAL(S)

1: Election of Directors
Nominees:
01 Joseph M. (Jody) Grant
02 George F. Jones, Jr.
03 Peter B. Bartholow
04 Frederick B. Hegi, Jr.
05 Larry L. Helm
06 James R. Holland, Jr.
07 W. W. McAllister III
08 Lee Roy Mitchell
09 Steven P. Rosenberg
10 John C. Snyder
11 Robert W. Stallings
12 Ian J. Turpin

Please Sign Here ____________ Please Date Above ____________

Please Sign Here ____________ Please Date Above ____________

TEXAS CAPITAL BANCSHARES

Annual Meeting of Texas Capital Bancshares, Inc.
to be held Monday, May 19, 2008
For Holders as of March 31, 2008

INTERNET

Go To
www.proxypush.com/tcbi
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

866-390-5385
- Use any touch-tone telephone.
- **Have your Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

PROXY TABULATOR FOR
TEXAS CAPITAL BANCSHARES
Church Street Station
P.O. Box 580
New York, NY 10277-1967

EVENT #

CLIENT #

OFFICE #

ANNUAL MEETING OF TEXAS CAPITAL BANCSHARES, INC. Date: Monday, May 19, 2008 Annual Meeting of Texas Capital Bancshares, Inc. Time: 10:00 a.m. (Central Daylight Time) Place: 2100 McKinney Avenue 9th Floor, Dallas, Texas 75201 to be held Monday, May 19, 2008 See Voting Instruction on Reverse Side. For Holders as of March 31, 2008 Please make your marks like this: Use dark black pencil or pen only Board of Directors Recommends a Vote FOR proposal 1. INTERNET TELEPHONE 1: Election of Directors Vote For Withhold Vote *Vote For Go To 866-390-5385 All Nominees From All Nominees All Except www.proxypush.com/tcbi • Cast your vote online. OR • Use any touch-tone telephone. • View Meeting Documents. • Have your Voting Instruction Form ready. • Follow the simple recorded instructions. *INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Exception” box and write MAIL the number(s) in the space provided to the right. OR • Mark, sign and date your Voting Instruction Form. • Detach your Voting Instruction Form. • Return your Voting Instruction Form in the postage-paid envelope provided. All votes must be received by 5:00 P.M., May 18, 2008 (Eastern Daylight Time). PROPOSAL(S) 1: Election of Directors Nominees: 01 Joseph M. (Jody) Grant 07 W. W. McAllister III 02 George F. Jones, Jr. 08 Lee Roy Mitchell 03 Peter B. Bartholow 09 Steven P. Rosenberg 04 Frederick B. Hegi, Jr. 10 John C. Snyder 05 Larry L. Helm 11 Robert W. Stallings 06 James R. Holland, Jr. 12 Ian J. Turpin 2: In their discretion, the proxies may vote on any other matters as may properly come before the meeting or any adjournment(s) PROXY TABULATOR FOR thereof. Church Street Station P.O. Box 580 Please separate carefully at the perforation and return just this portion in the envelope provided. New York, NY 10277-1967 EVENT # To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures — This section must be CLIENT # completed for your Instructions to be executed. OFFICE # Please Sign Here Please Date Above Please Sign Here Please Date Above

Revocable Proxy — Texas Capital Bancshares, Inc. Annual Meeting of Shareholders May 19, 2008, 10:00 a.m. (Central Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints Joseph M. Grant and Peter B. Bartholow, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Texas Capital Bancshares, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders on Monday, May 19, 2008 at 10:00 a.m. at the offices of Texas Capital Bank, National Association at 2100 McKinney Avenue, 9th Floor, Dallas, Texas 75201, and any and all adjournments thereof, as set forth below. This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted: FOR the nominees for directors specified (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) Please separate carefully at the perforation and return just this portion in the envelope provided.